EXHIBIT 3.1

SERIES DESIGNATION

aShareX Fine Art Series 11, a Series of aShareX Fine Art, LLC

In accordance with the Limited Liability Company Agreement of aShareX Fine Art, LLC, a Delaware series limited liability company (the “Company”), dated January 13, 2023 (as it may subsequently be amended or restated, the “Agreement”), and upon the execution of this Series Designation by the Company and aShareX Holdings, LLC, in its capacity as Managing Member of the Company and of the Series established pursuant to this Series Designation, this Series Designation shall be attached to, and deemed incorporated in its entirety into, the Agreement as Exhibit FA 11. References herein to capitalized terms not otherwise defined herein and to Sections and Articles are references to capitalized terms, Sections and Articles in the Agreement, as in effect as of the Effective Date (as defined below).

Name of Series	aShareX Fine Art Series 11, a series of the Company (the “Series”)
Effective Date of Establishment	February 9, 2024 (the “Effective Date”)
Managing Member

aShareX Holdings, LLC is appointed as the Managing Member of the Series as of the Effective Date and shall continue to act as the Managing Member of Series until its dissolution pursuant to Section 11.1(b) or its removal and replacement pursuant to Article X. The Managing Member is the initial member of the Series holding 1,000 Class B Shares.

Securities Issued

The Series will have two classes of equity: Class A Shares and Class B Shares. The Class A Shares will be issued to the Investors following the Initial Closing and, if applicable, a Subsequent Closing. They will have the same rights and privileges.

The Class B Shares equate in value to 10% of the Artwork’s appreciation in value over its Purchase Price. If there is no increase in the value of the Artwork from its Purchase Price, the Class B Shares will have no value and the entire amount of Net Sales Proceeds received upon the sale of the Artwork will be distributed solely to the Class A Members.

The Class B Shares are convertible into Class A Shares prior to the sale of the Artwork pursuant to the Conversion Formula set forth in the Agreement. The Class A Shares issued to the Managing Member in such conversion, assuming conversion of all of the Class B Shares, are intended to approximate 10% of the appreciation between the current market price of the Class A Shares at the time of conversion and their aggregate Offering Price.

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Series Assets

Upon the Closing of the Initial Offering of the Class A Shares of the Series, the Series will use the proceeds to acquire the entire collection of Contemporary Artists Series 1 (the “Collection”), which consists of artwork comprised of ten artworks from Jennifer & Kevin McCoy, Imo Nse Imeh, Wilfren Ukpong, Emerald Rose Whipple, Servane Mary, and Maria Gaspar. Title to the Artwork will be held by aShareX Fine Art Series 11, SP (the “SP”), a segregated portfolio of aShareX Fine Art, SPC, a Cayman Island segregated portfolio company. The SP will be wholly owned by the Series.

Asset Manager	aShareX Management, LLC
Asset Manager Fee

As stated in Section 5.9(c), including a Sourcing Fee equal to 6% of the Purchase Price of the Artwork.  The Asset Manager will also act as the auctioneer for the auction in which the Collection will be offered for sale,  and, if the auction is successful, it will receive a commission equal to 15% of the Hammer Price paid for the Collection.

Purpose of Series	As stated in Section 2.4, to acquire, hold and dispose of the Series Assets
Number of Class A Shares

Subject to Section 3.4(c), the maximum number of the Series Class A Shares that can be issued will equal the Acquisition Cost of the Artwork divided by the Offering Price of the Class A Shares in the Initial Closing

Broker of Record	Dalmore Group, LLC
Brokerage Fee	1.00% of the purchase price for the Class A Shares sold at the Initial Offering of the Series, payable by the Managing Member from its assets

Voting

The holders of the Class A Shares may approve the sale of the Artwork as set forth in Section 5.3 and may approve amendments to the Agreement and Series Designation to the extent provided in Article XII

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Distributions

It is not expected that the Series will generate material revenues or profits until the Artwork is sold. At such time, the Net Sales Proceeds will be distributed (i) to the Managing Member in payment of the Class B Shares to the extent of 10% of the Artwork’s appreciation in value over its Purchase Price, and (ii) the balance of the proceeds will be distributed to the Class A Members in proportion to their Class A Shares in the Series. If there is no appreciation in value of the Artwork because the proceeds from the sale are less than its Purchase Price, the Class B Shares will not receive any distributions and they will all be paid to the Class A Members.

Royalty Obligation

The Net Sales Proceeds will be reduced by the royalty obligation (the “Royalty”) payable upon the eventual sale of the Collection. If the Collection is sold in one or more transactions and the total Collection Gain is at least $60,000, the Series will pay a Royalty to the artists who originated the Artwork comprising the Collection equal to 10% of the total Collection Gain realized by the Series.  The  “Collection Gain” is defined as the positive difference between (i) the amount actually received by the Series upon the sale of the entire Collection or any individual Artworks in the Collection (defined as the cash and the fair market value of non-cash consideration received, less the costs of the transaction, including offering and sales fees, costs and commissions, but not the Royalty), less (ii) the  amount paid by the Series for the Collection, comprised of the Hammer Price plus the commission payable to the Asset Manager and the Sourcing Fee.  If less than the entire Collection is sold, the Collection Gain will be calculated following each sale of Artwork and once the total Collection Gain exceeds $60,000, the Series will begin paying the Royalty on all Collection Gain recognized to date and on each subsequent sale of Artwork until all as been sold.  To be clear, no Royalty is owed unless the Collection appreciates in value more than $60,000 in total from the Series’ Acquisition Cost.

In exchange for the Royalty, each Artwork has been included in a digital PDF catalog of the Collection which will be in high resolution and formatted to display well on a digital device. The catalog will be given to each Class A Member for display on its phone, TV or other similar device.  The artists have granted to each Class A Member an irrevocable, non-transferable, non-saleable license for the life of the Class A Member to display the Artwork for purely personal purposes and not for commercial use or in exchange for monetary or other consideration.

Other Rights

Holders of Class A Shares shall have no conversion, exchange, sinking fund, redemption or appraisal rights and they have limited preemptive rights to subscribe for the Series’ Class A Shares issued in a Subsequent Offering to raise capital to pay for loans funded to pay Extraordinary Expenses

Transfer Restrictions

The Class A Shares may only be Transferred by operation of law, with the consent of the Managing Member or:

• To an immediate family member or an affiliate of the transferor,

• To a trust or other entity for estate or tax planning purposes if the transferor maintains control of the trust or entity,

• As a charitable gift, or

• On the Trading Platform.

In each case the Transfer must be reported to the Transfer Agent and Managing Member and the transferee must pass KYC/AML screening tests and agree to be bound by the terms of the Agreement.

A holder may pledge its Class A Shares as collateral for a loan, provided that the lien is extinguished prior to the Transfer of the shares, and the pledgor and lender agree that, if there is a foreclosure on the lien, the lender will notify the Managing Member and Transfer Agent of the Transfer, register the lender (or other transferee) on the Investor Platform and execute the documentation required of any transferee.

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Minimum and Maximum Investment

The minimum investment is $200 due to a waiver by the Managing Member.

Benefit Plan Investors may not acquire in the aggregate more than 24.9% of the Class A Shares in the Series. Investors that are not “accredited investors” as such term is defined under Rule 501(a) of Regulation D may not acquire Class A Shares in the Series if it would result in their investment in the Company exceeding 10% of the greater of the individual’s annual income or net worth, or in the case of an entity, 10% of its net income or net worth, in each case as certified by the Investor in its Auction and Subscription Agreements. Investors may have investment limitations certified to them by the Managing Member based on their income, net worth and/or liquidity.

An Investor who purchases more than 10% of the Class A Shares in the Series (i) will be subject to certain disclosure requirements in the Company’s SEC filings, and (ii) may be deemed an “affiliate” under Rule 405 of the Securities Act and be subject to certain trading limitations absent an available exemption.

Termination and Liquidation	As stated in Sections 11.1 (a) and (b) and 11.3

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